Filed Pursuant to Rule 424(b)(3)

Registration No. 333–227912

Prospectus

PARETEUM CORPORATION

12,971,528 Shares of Common Stock

This prospectus relates to the resale of up to 12,971,528 shares of common stock, par value $0.00001 per share, of Pareteum Corporation (“we,” “us,” “our,” or the “Company”) held by certain selling stockholders, consisting of the following:

•	10,277,810 shares of the Company’s common stock; and

•	2,693,718 shares of the Company’s common stock underlying warrants.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby.  However, we may receive proceeds from the exercise of the warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions of the warrants.

Our common stock is listed on the Nasdaq under the symbol “TEUM.” On December 18, 2018, the last reported sale price of our common stock on the Nasdaq was $1.52 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 to read about factors you should consider before investing in shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2018.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

2

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and notes incorporated by reference therein, and the Merger Proxy (as defined herein). We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

3

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including our “Risk Factors” and our public filings incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” or the “Company” means Pareteum Corporation and its wholly-owned subsidiaries.  Unless otherwise indicated, all references in this prospectus to “dollars” or “$” refer to US dollars.

Business Overview

Pareteum Corporation (Nasdaq: TEUM) is a rapidly growing Cloud Communications Platform company with a mission - “to connect every person and every thing”™. With estimates of up to 30 billion devices to be managed and connected the total available market is astoundingly large.

Service Providers, Brand Marketing Companies, Enterprise and Internet of Things providers use Pareteum to energize their growth and profitability through cloud communication services and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. To achieve this, Pareteum has developed patent pending software platforms which are connected to 45 Mobile networks in 65 counties using multiple different communications channels including mobile telephony, data, SMS, VOIP, OTT services – all over the world. Pareteum integrates all these disparate communications methods and services and brings them to life for customers and application developers, allowing communications to become value-added. This is a major strategic target for many industries, from legacy telecommunications providers to the disruptive technology and data enterprises of today and the future.

The vast majority of our platform is comprised of our own development software, which provides our customers with a great deal of flexibility in how they use our products now and in the future and allows us to be market driven in our future.  Various patents we have applied for and been granted form the basis of work processes critical to our platform solution.  Our platform services partners (technologies integrated into our cloud) include: HPE, IBM, Sonus, Oracle, Microsoft, NetNumber, Affirmed and other world class technology providers.

Pareteum is a mission focused company empowering every person and every “thing” to be globally connected – ANY DEVICE, ANY NETWORK, ANYWHERE™. The Pareteum Cloud Communications Platform targets large and growing sectors from IoT (Internet of Things), Mobile Virtual Network Operators (MVNO), Smart Cities, and Application developer markets - each in need of mobile platforms, management and connectivity. These sectors need Communications-as-a-Service (CaaS), which Pareteum delivers. Our solutions have received industry acclaim. We are the recipients of:

4

Winner of IoT Evolution’s 2017’s IoT Excellence Award

Winner of 2018’s Internet Telephony Product of the Year from TMC

Winner of 2017’s Communications Solutions Product of the Year Award from TMC

These accolades reflect that our Company is recognized as one of the world’s most Innovative and Excellent Cloud Communications Solutions, IoT and Internet Telephony enabling software and communications platform services providers that has no costly and capex intensive proprietary telco infrastructure.

At Pareteum, our mission is to create an easily accessible open mobility system for the world. We believe that open software and interfaces for mobility and applications will create more innovation, economic freedom, and opportunity equality worldwide, just like the internet did for information.

Recent Developments

On October 11, 2018, the Company released a Current Report on Form 8-K/A, amending a Current Report on Form 8-K filed as of October 1, 2018, announcing the consummation of the acquisition, by Pareteum, of the entire issued and to be issued shares of Artilium plc, a public limited company registered in England and Wales (“Artilium”) in a cash and stock transaction (the “Acquisition”). On June 7, 2018, Pareteum issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code of Takeovers and Mergers disclosing the terms of a recommended offer (the “Offer”) by Pareteum to effect the Acquisition. Pareteum distributed a DEFM14A (the “Merger Proxy”) to Pareteum shareholders, filed with the Securities and Exchange Commission as of August 3, 2018. The Merger Proxy included a proposal for the shareholders to, among other items, approve the issuance of approximately 37,852,076 new shares of the Company’s common stock to the shareholders of Artilium in connection with the Acquisition, following which Artilium shareholders would own approximately 35.14% of the Company’s fully diluted stock (the “Share Issuance Proposal”). On September 14, 2018, the Company released a Current Report on Form 8-K, announcing that the Share Issuance Proposal was approved by the Shareholders of the Company at the 2018 Annual Meeting of Stockholders held on September 13, 2018. On October 11, 2018, the Company released a Current Report on Form 8-K/A (the “Amended Merger 8-K”), announcing the issuance of 37,511,447 shares of common stock to Artilium shareholders, including 33,403,733 shares issued pursuant to the Offer, in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act, and 4,107,714 shares issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The foregoing is only a description of the Acquisition, and is qualified in its entirety by the Merger Proxy, as filed with the Securities and Exchange Commission as of August 3, 2018, and the Amended Merger 8-K, filed with the Securities and Exchange Commission as of October 11, 2018.

As of October 1, 2018, Artilium is a wholly-owned subsidiary of Pareteum.

Artilium’s Business Overview

Artilium is an innovative software development company active in the enterprise communications and core telecommunication markets delivering software solutions which layer over disparate fixed, mobile and IP networks to enable the deployment of converged communication services and applications.

In broad terms, Artilium provides services to both telecom infrastructure customers (across MNOs, MVNOs, MVNEs, Fixed and Alternative Operators, Hosting Providers, System Integrators and Managed Service Providers) such as Proximus and Telenet, as well as enterprise customers, such as Philips. Across products and businesses, Artilium provides services to more than 20 million end-users.

Artilium’s core product offering is the ARTA® platform, a mobile enablement platform which allows network operators to open networks to third party developers and launch new services in a flexible manner. Artilium can provide its customers with a bespoke version of its ARTA Service Delivery Platform, suitably tailored for the needs of the user, or as a product suite from the cloud as a PaaS.

5

The ARTA platform can support multiple configurations depending upon the requirements of the operator and/or managed services provider. For example:

•	network operators can provide third-party developers with access to their network, allowing that third party to benefit from the rapid applications and services delivery models of the web in delivering a new wave of mobile services;

•	cable companies innovating with “triple-play” offerings (being the classic offering of TV/broadband Internet/home phone bundles) and “quad-play” offerings (adding mobile to the “triple-play”) can deliver, monetize and manage new revenue-generating services such as pay-per-download, toll-free and premium number services, segmented mobile offerings and online self-care; and

•	companies which are delivering connected devices, smart home solutions and other connected application are supported by the specific functionality designed for the IoT segment.

Artilium Group's other significant trading businesses include:

•	IDM, an international cloud communications provider headquartered in Lubeck, Germany which was acquired by Artilium in January 2018. IDM is focused on providing enterprise messaging and communication, cost-efficient SMS wholesale and application-to-person SMS hubbing directly to internet OTT clients. Its customers include MNOs as well as large corporates. IDM is an Associate Member of the GSMA and a certified Open Connectivity Solution Provider;

•	United Telecom NV, a provider and reseller of telecommunications services in Belgium and the Netherlands, headquartered in Rotselaar, Belgium. Its telecom operating services include the development and sale of carrier grade services for telecom service providers, including fixed, mobile, and VoIP. United Telecom NV uses ARTA technology to provide managed services to MVNOs and enterprises, and has several of its own brands with which it offers its services directly to its customers; and

•	Artilium BV (operating under the trade names Comsys and Livecom), which operates from Soesterberg, the Netherlands, and provides interactive telephony services, multi-channel call center solutions and value-added communication services such as voicemail, call routing, smart roaming as well as voice services to large telecommunication as well as enterprise customers.

The Merger with iPass, Inc.

On November 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with iPass, Inc., a Delaware corporation (“iPass”) and TBR,Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”).

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will commence a tender offer (the “Offer”) for any and all outstanding shares of common stock of iPass (the “iPass Common Stock”), for 1.17 shares of common stock of the Company per share of iPass Common Stock (the “Exchange Ratio”) for an aggregate of approximately 9.86 million shares of the Company’s common stock (the “Offer Price”), without interest and subject to any required withholding for taxes, and Merger Sub will subsequently merge with and into iPass (the “Merger”). The Merger Agreement contemplates that, subject to iPass’ stockholders tendering and not withdrawing a majority of the outstanding shares of iPass stock in the exchange offer, the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law, and iPass, as the surviving corporation, will become a wholly-owned subsidiary of the Company without any additional stockholder approval, and each issued and outstanding share of iPass Common Stock will be converted into the right to receive the Offer Price. No fractional shares of the Company will be issued to iPass stockholders; any fractional shares will be cancelled and the balance paid to such stockholders in cash. The Company intends to fund the balance required for any fractional shares with cash on hand.

The Company, Merger Sub and iPass have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding the operation of the business of iPass, and to a lesser extent the Company, prior to the closing.

The Merger Agreement contains certain termination rights for each of the Company and iPass, including, among others, if the exchange offer is not consummated at or prior to 11:59 p.m. (New York City Time) on March 18, 2019. Upon termination of the Merger Agreement under specified circumstances, including a termination by iPass to enter into an agreement for an alternative transaction pursuant to a “superior proposal,” iPass has agreed to pay the Company a termination fee of $780,000.

The Pareteum Ecosystem

Our value proposition intersects with numerous applications and industries. It is our strong belief that no other company in the Communications-as-a-Service market offers similarly broad value in such a comprehensive way. An easily accessible open mobility system for the world is difficult to get started because it requires a “network effect”. The network effect is an observable condition that yields increased value to the “new easily accessible open mobility system for the world”, and all users of the system as more users come on board. The essence of this point is that every communication – a transaction – requires both a sender and recipient who are willing to access and use the new system. We aim to provide the marketplace exchange on which these transactions take place, and will attract new users.

To overcome the difficulty of achieving the “network effect”, our strategy is to begin attracting new users into the mobility and digital applications space, via our initial use case (managed services platforms). Our customer deployed managed services platform does not require a network effect for success. This has been partially accomplished by deploying Managed Services for our anchor customers. This has begun the creation a critical mass of subscribers required for the network effect to develop. This network effect will be perfected by further deployments into new segments and geographies with our Global Mobility Cloud Services and our Applications Exchange and Development Platform.

The Pareteum Ecosystem consists of three complementary platform suites: (1) the Managed Services Platform, (2) the Global Cloud Services Platform and (3) the Application Exchange & Developer Platform:

Managed Services Platform

➢	Dynamic, fully-managed platform designed for Mobile Virtual Network Enabler (MVNE), large Mobile Network Operators (MNO) and virtual operators (MVNO) and Communication Service Providers (CSPs).
➢	Provides Integrated Operational and Billing Management platform (B/OSS) enabling real-time account (SIM) management, policy (service and rules) management and charging (pricing, rating, billing).
➢	Strong authentication solution using multiple security factors.

6

Global Cloud Services Platform

➢	Cloud based platform for Communications Service Providers, IoT providers and Enterprises.
➢	Delivers seamless operations and services that enable new capability and applications.
➢	Increasingly automated and self-service solutions, services including Billing, Rating, and CRM.

Application Exchange and Developer Platform

➢	Customers can easily integrate with our solutions through a robust set of APIs.
➢	Allows integration across any channel, for both new systems and legacy infrastructure.

Innovative Use Cases

Many sectors, from traditional network operators to disruptive technology and data-driven companies have found many innovative use cases for our platforms. Beyond simply enabling communications between people and devices, the platforms of Pareteum enable:

➢	Smart homes, including smart appliances, smart energy meters, wearables etc.
➢	Connected cars
➢	Smart cities
➢	Smart logistics and supply chains
➢	Smart healthcare applications
➢	Smart defense

Business Model

At Pareteum, our mission is to create an easily accessible open mobility system for the world. We believe that open software and interfaces for communications services will create more innovation, economic freedom, and opportunity equality worldwide, just like the internet did for information.

However, an easily accessible open mobility system for the world is challenging to scale because it requires a “network effect”. The network effect is the principle that a service yields increased value as it grows. The essence of this point is that our business and our services will grow in value as we grow and scale. We aim to achieve that growth by providing the marketplace exchange on which these communications and transactions take place, and in doing so we attract new users and more customers.

To achieve our desired and rapid growth, we are using our managed services solutions as a launching pad from which to grow our Global Cloud Services Platform and Application Exchange & Developer Platform. This process is already well underway, including with our anchor customers, Vodafone and Zain.

Go-to-Market and Growth Strategy

Pareteum is in fast-growth mode, which will be achieved through a combination of organic growth as well as targeted and accretive Mergers & Acquisitions.

Pareteum continues to win new long-term contractual business at an unprecedented pace. We expect this pace to increase throughout the coming year and beyond. We see many new opportunities, including those that leverage our support of emerging technologies, which is at the heart of our identity management and payment systems integration plans.

Our focus is on selling and implementing new communications services and IoT opportunities as fast as possible, as the world of connected devices and people continues to rise on a daily basis.

7

We will measure our growth in the numbers of ‘Connections’ that we on-board to our platforms, be they SIM cards, handsets, devices, vehicles etc.

Our go-to-market strategy uses a four-phase approach:

Phase 1:	We continue to attract new subscribers across all verticals to all our platforms through direct sales, existing channel partnerships and new initiatives such as referral programs.

Phase 2:	We will continue to on-board new communication services providers, force multiplying our own growth, largely through business development and direct sales in each of our four defined sales regions (North America, Latin America, Europe, Middle East, Africa, and Asia-Pac).

Phase 3:	We will drive adoption through a twin approach. First, we will be on-boarding more Connections which are already active on our Managed Services and Global Cloud Platforms, as our initial user base. Second, we will be drawing in new customers and end-users to the Application Exchange & Developer Platform. These will be people with the greatest pain point, who are underserved by the current mobility networks and applications (including in developing markets).

Phase 4:	At this stage, our strategic Application Exchange & Developer Platform customers will have their own go-to-market strategy, creating shared value, ranging from traditional consumer strategies to sophisticated B2B and B2B2C strategies, driving and expanding our ecosystem to new heights.

The phases described above are already being implemented, in parallel as far as possible, for the fastest most sustainable growth and this highlights our strategy for accelerating the world’s shift to an open mobility and application network. When we’re successful, it will accelerate the pace of innovation in the world, create more economic freedom, and provide better mobility services to billions of underserved people.

Employees & Leadership Team

As of October 1, 2018, the Company had 63 full-time employees worldwide. The number of employees will change following the Company’s acquisition of Artilium plc, as more fully described in the Recent Developments section.

Pareteum is led by its Executive Chairman and Principal Executive Officer, Robert H. Turner, and CEO, Victor Bozzo, working closely with Ted O’Donnell (CFO), and the Company has significantly strengthened its leadership team with the addition of Rob Mumby (Chief Revenue Officer), Ali Davachi (COO/CTO) and Denis McCarthy (President).

The leadership team has many decades of combined experience in fast-growing telecoms, software and technology markets.

Research & Development

Pareteum’s research and development function ensures that its communications platforms grow in line with customer needs and technological advancement, and remain resilient, reliable and secure. We have announced innovation in e-commerce, machine learning and predictive analytics, and mobile gaming all supported by our growing Pareteum application exchange, or TEAX, development community. Enabling our Communication-as-a-Service platform with identity management, transaction settlements and payment solutions greatly expands the opportunity for our customers and revenue streams for the Company. Product development expenses for the year ended December 31, 2017 were $1,479,587 compared to $3,543,590 for the year ended December 31, 2016.

Intellectual Property

Pareteum relies on a combination of patents, copyright, trademark and trade secret laws in the United States, Europe and elsewhere. The Company protects its brand and reputation through the exploitation of a number of registered and unregistered trademarks and service marks. Pareteum has two granted patents for inventions embedded in its communications platforms.

8

The Pre-Authentication Login System grant number GB2541449 was granted in the United Kingdom on January 17, 2018 and expires on August 20, 2035.

The SIM-free HLR Migration has patents in 2 jurisdictions. In the United Kingdom grant number GB2517814 was granted on September 16, 2015 and expires on April 4, 2034. In Hong Kong grant number HK1204418 was granted on April 22, 2016 and expires on April 4, 2034.

Pareteum further protects its intellectual property rights by requiring all its employees and independent contractors involved in the development of intellectual property to assign those rights to the Company, to the greatest extent permitted by applicable law.

In addition to the foregoing, Pareteum owns, through Artilium as Pareteum’s wholly-owned subsidiary, the right and title to all patents, patent applications, trademarks, good will, and all other intellectual property of Artilium.

Sales & Marketing

Pareteum has begun to publish and market self service capabilities which will allow new customers to deploy our system capabilities such as adding mobility to their online applications in a seamless way, quickly all through published API’s from our community portals.

Customers

Pareteum manages a rigorous methodology from sale to revenue through its management of customer post-sale implementation and service delivery.

A team of customer advocates is assigned to each new contract and a multi-step process of handoff from sales to service is handled by this distinct team which is made up of experienced staff around the globe and supported by back office professionals throughout the United States, United Kingdom, Europe, Middle East, Africa and Latin, America.

The Company is dependent on one significant customer for our business and the loss of this customer could have an adverse effect on our business, results of operations and financial conditions. For the year ended December 31, 2017, we had one significant customer which accounted for 88% of our revenue.

Competitive Differentiation

The Communications-as-a-Service (CaaS) market is moving quickly. The Company believes that the key competitive differentiators in the near-term will be:

▪	Scale and international reach of connectivity

▪	Comprehensiveness of Platform offerings

▪	Ease of deployment and implementation

▪	Scalability and reliability of service

Pareteum considers itself well placed to be judged on those criteria. The Company is confident that its network of global and international connectivity partners will enable it to access markets that currently under-served and compete equally with larger competitors in mature markets. In addition, Pareteum is confident that few other players have the breadth of value-added services to complement the core connectivity platforms.

Our competitors fall into three broad categories:

▪	Traditional telecom/infrastructure vendors.
▪	Large software solution and SaaS vendors - offering a suite of specialized software components, solutions and APIs.
▪	Niche solution providers, providing narrowly focused BSS/OSS and prepaid solutions.

9

Some of our competitors have greater financial, technical and sales and marketing resources, as well as greater brand and market awareness, and consequently may be able to react more quickly to competitive pressures. As we execute on our growth strategies, and enter new markets, or disrupt markets and replace incumbents, we expect competition to become more intense.

One key tenet in our competitive strategy, however, is to actually lower the competitive barriers to market for new players (customers) to create new mobility and communications applications and businesses. We intend to disrupt existing markets and have the advantage of quick time-to-market for those newly enabled business models and opportunities. These include, for example:

▪	Uniquely tailored data services such as unlimited social media, messaging apps or streaming music services.
▪	Global roaming connectivity without local infrastructure: e.g. business executives using a multi-SIM worldwide phone.
▪	Creation of personal, branded, mobile services.
▪	One-stop shop for bundles of IoT and M2M services: through plug-ins to multiple vertical applications and specialized platforms.

Regulatory

Pareteum is subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, intellectual property, telecommunications, trade and export sanctions or other subjects. Many of the laws and regulations to which we are subject are still evolving and may be tested or varied in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving markets in which we operate. Because applicable international laws and regulations have continued to develop and evolve rapidly, it is possible that we or our products or our platform may not be, or may not have been, compliant with each such applicable law or regulation.

Corporate Information

Pareteum Corporation, a Delaware corporation, was originally formed in 2001 as Elephant Talk Communications Corp. as a result of a merger between Staruni Corporation (USA, 1962) and Elephant Talk Limited (Hong Kong, 1994).

In December 2011, the Company moved its listing from the OTCBB to the NYSE MKT (now known as the NYSE American) and its stock began trading at that time under the ticker symbol “ETAK”.

On October 23, 2018, the Company began trading its securities on the Nasdaq, voluntarily delisting from the NYSE America on October 22, 2018.

Pareteum currently has offices in New York, Madrid, Barcelona, Bahrain, the Netherlands, the United Kingdom, Bahrain and Singapore.

Pareteum®, the Pareteum logo and other trademarks or service marks of Pareteum appearing in this Registration Statement on Form S-3 are the property of Pareteum Corporation or its subsidiaries. Trade names, trademarks and service marks of other companies appearing in this Registration Statement on Form S-3 are the property of their respective holders.

10

The Offering

Common stock outstanding:	97,641,963 shares as of December 18, 2018

Common stock offered herein:	12,971,528 shares

Common stock outstanding after the offering:	110,613,491 shares (1)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants and Placement Agent Warrants issued in the Transactions (to the extent the “cashless exercise” provision is not applicable or not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of the Warrants or Placement Agent Warrants will be exercised. See “Use of Proceeds.”

Quotation of common stock:	Our common stock is listed on the Nasdaq under the symbol “TEUM.”

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1) Assumes the exercise of all warrants currently held by the selling stockholders listed herein.

11

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any related free writing prospectus for a specific offering of securities, as well as those incorporated by reference into this prospectus or such prospectus supplement, including from the Merger Proxy, as filed with the Securities and Exchange Commission as of August 3, 2018, our Annual Report on Form 10-K for the years ended December 31, 2017 and 2016 and our Quarterly Reports on Form 10-Q. You should also carefully consider other information contained and incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes thereto incorporated by reference in this prospectus. The risks and uncertainties described in the applicable prospectus supplement and our other filings with the SEC incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

12

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.  However, we may receive proceeds from the sale of securities upon the exercise of the Warrants and Placement Agent Warrants issued in the Transactions (to the extent the “cashless exercise” provision is not applicable or not utilized by the holder).

Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  No assurances can be given that any of the Warrants or Placement Agent Warrants will be exercised. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated prices as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of our common stock.

13

SELLING STOCKHOLDERS

Transactions with Selling Stockholders

Transactions in Connection with the Acquisition of Artilium

As previously disclosed on a Current Report on Form 8-K filed as of June 7, 2018, in connection with the Offer, the Company and Bart Weijermars (acting through Grootzande Management BV) entered into a Management Services Agreement, dated May 8, 2018 and as amended June 7, 2018 (the “Management Services Agreement”), setting out the terms on which Bart Weijermars will be engaged as Chief Executive Officer of Pareteum Europe BV, a wholly owned subsidiary of the Company, effective upon completion of the Acquisition, and the Company will issue 537,271 shares of common stock to Grootzande Management BV conditional on the Company acquiring not less than 90% of the issued share capital of Artilium pursuant to the Acquisition, or as soon as practicable thereafter. The foregoing descriptions of the Management Services Agreement, the amendment thereto and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Management Services Agreement and the amendment thereto, attached as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed as of June 7, 2018 and incorporated herein by reference.

As described above, the Company issued an aggregate of 37,511,447 shares of the Company’s common stock in connection with the Acquisition, consisting of: (i) 33,403,733 shares issued to Artilium shareholders pursuant to the Offer in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”); and (ii) 4,107,714 shares issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, of which 537,271 shares were issued to Grootzande Management BV in connection with the Management Services Agreement (as described above), and 3,570,443 shares issued in private placement transactions pursuant to the Rule 15 Offer Letters (as described below).

Rule 15 of the Takeover Code (“Rule 15”) requires that, when an offer is made for voting equity share capital or for other transferable securities carrying voting rights and the offeree company has any outstanding securities which are convertible into, or which comprise options or other rights to subscribe for, securities to which the voting equity offer relates (the “Rule 15 Securities”), the offeror must make an appropriate offer or proposal to the holders of those Rule 15 Securities. In accordance with the requirements of Rule 15, Artilium and the Company entered into three separate offer letters (the “Rule 15 Offer Letters”), by and between Artilium and the Company, and each of Mr. Rupert Hutton, Mr. Andreas Felke and Grootzande Management BV (on behalf of Bart Weijermars) (collectively, the “Rule 15 Offerees”). Pursuant to the Rule 15 Offer Letters, each of the Rule 15 Offerees received the option to accept the “Pareteum Proposal” wherein each of the Rule 15 Offerees’ option holdings in Artilium would be cancelled and in exchange the Company would issue a certain number of the Company’s shares to each of the Rule 15 Offerees, or each of the Rule 15 Offerees could reject the Pareteum Proposal and exercise their respective options to the extent vested in their Artilium shares.

Compensation for Services Rendered

We have paid to certain of our employees, directors and officers shares of common stock in lieu of cash as compensation for services rendered by such parties or as part of severance arrangements. We have also issued shares of common stock to certain of our consultants in payment of their consulting fees. All of these selling stockholders received their shares prior to the initial filing of this prospectus and/or had a pre-existing relationship with the Company prior to such filing.

14

Selling Stockholder Table

The following table sets forth certain information as of November 28, 2018 regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently convertible or exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 99,006,687 shares of common stock outstanding as of November 28, 2018 plus shares the selling stockholders will receive upon exercise of warrants or receipt of shares of common stock which are being offered herein.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders, aside from the Placement Agent, are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold(1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold(1)
Rupert Hutton(2)	411,890	411,890	0	*
Andreas Felke(3)	1,595,186	1,595,186	0	*
Grootzande Management BV(4)	2,100,638	2,100,638	0	*
Saffelberg(5) (I)	1,431,865	1,431,865	0	*
JJ Wittebols	366,840	366,840	0	*
Edward M. Giles(6) (C) (E)	281,562	281,562	0	*
Patrick Morley	137,446	137,446	0	*
Serge Van De Zande	133,280	133,280	0	*
Dirk van den Broeck(7) (H)(E)	908,099	908,099	0	*
Onno Hesselink	102,800	102,800	0	*
Scott E. Douglass(8) (C) (E)	176,957	176,957	0	*
Gregory Harrison(9) (C) (E)	178,497	178,497	0	*
Rempert Berg	60,960	60,960	0	*
Larry C. Hopfenspirger(10) (C)	80,663	80,663	0	*
Marielle Muller	47,325	47,325	0	*
Paul Berger(11) (C) (E)	72,975	72,975	0	*
Francis Howard(12) (C) (E)	105,287	105,287	0	*
Thierry Van Eylen	32,786	32,786	0	*
Widem Bvba	32,281	32,281	0	*
Francisco De Asis Ros Peran	18,135	18,135	0	*
Bernard Moncarey(13) (A)(B)(H)(E)	629,971	629,971	0	*
Carl Stevens	14,272	14,272	0	*
Jason Eisenbeis & Rhonda Helen Eisenbeis Jt Ten	11,670	11,670	0	*

15

Dean H Welle & Paula A Welle Jt Ten	11,670	11,670	0	*
Scott Davis	11,670	11,670	0	*
Jan Cant	11,130	11,130	0	*
Jane Cotter(14) (C)	15,521	15,521	0	*
Michael Cotter(15) (C)	15,515	15,515	0	*
Patrick Cotter(16) (C)	15,515	15,515	0	*
Kathleen Cotter(17) (C)	15,515	15,515	0	*
George M Abraham(18) (C) (K)	15,507	15,507	0	*
Joseph F Gunther(19) (C)	15,507	15,507	0	*
Michael S Chester &Mary-Ann Chester Jt Ten(20) (C)	15,507	15,507	0	*
Daniel Ryan Cotter &Stephanie Paige Cotter(21) (C)	15,506	15,506	0	*
Tom Curtis	8,629	8,629	0	*
Jordan Family LlC(22) (C) (E)	108,403	108,403	0	*
Matias Rodrigo Felix Ruiz	40,000	40,000	0	*
Stephen Baksa(23) (C)	51,681	51,681	0	*
Carl Eric Mayer(24) (C)	31,016	31,016	0	*
Robert Lindmark(25) (C)	31,012	31,012	0	*
Telnicity Llc	20,000	20,000	0	*
Ivan Goeminne	18,372	18,372	0	*
Robert Skaff	18,084	18,084	0	*
Cedric Carron	14,080	14,080	0	*
Nicholas Barter	3,600	3,600	0	*
Alana Burstyn	3,600	3,600	0	*
John Peter Christensen	3,454	3,454	0	*
Nigel F. Burrow(26) (C)	4,400	4,400	0	*
Virginia Anne Cahal(27) (C)	8,800	8,800	0	*
Jason Curtis(28) (C)	13,200	13,200	0	*
Donald Myrtue(29) (C)	8,800	8,800	0	*
Paul & Teri Sallwasser, JTWROS (30) (C) (E)	61,451	61,451	0	*
F. Larry Holcomb(31) (C)	4,400	4,400	0	*
Richard Horowitz(32) (C)	2,200	2,200	0	*
Jerald Horowitz(33) (C)	2,200	2,200	0	*
Gerald D. Johnson and Janice M. Johnson, JTWROS(34) (C)	4,400	4,400	0	*
Kent Kingman(35) (C)	4,400	4,400	0	*
David L. Mcclain(36) (C)	2,200	2,200	0	*
Samuel Kirk Abshire, MD, LLC(37) (C)	4,400	4,400	0	*
Gilya Alchits(38) (C)	3,667	3,667	0	*
David L. Eaton(39) (C)	8,800	8,800	0	*
Joseph M. Kazickas(40) (C)	4,400	4,400	0	*
Norman L. McClain & Ona Lou McClain, JTTEN(41) (C)	2,200	2,200	0	*
James Anderson(42) (C)	11,000	11,000	0	*
Carole J. Duncan(43) (C)	2,200	2,200	0	*
Sterne Agee & Leach, Inc. C/F David Hawks, R/O IRA(44) (C)	18,039	18,039	0	*
Lepler Family Trust DTD December 2000(45) (C)	4,400	4,400	0	*
William S. Atkins Living Trust 8/14/1998(46) (C)	4,400	4,400	0	*

16

Michael Berenhaus(47) (C) (E)	70,671	70,671	0	*
Michael S. Brodherson, M.D. (48) (C)	14,667	14,667	0	*
George Duncan(49) (C)	4,986	4,986	0	*
Robert Kiesz(50) (C)	2,200	2,200	0	*
Timothy Douglas Quartly-Watson(51) (C)	4,400	4,400	0	*
Christopher L. Santos and Elizabeth Santos, JTWROS(52) (C)	7,333	7,333	0	*
T&I Limited(53) (C)	14,667	14,667	0	*
George A. Long, III(54) (C)	8,800	8,800	0	*
Richard A. Matza Revocable Trust U/A/D 12/20/12(55) (C)	4,400	4,400	0	*
William T. Vogt, Jr.(56) (C)	5,867	5,867	0	*
Manor Plumbing(57) (C)	7,333	7,333	0	*
Ruth Bernstein(58) (C)	4,400	4,400	0	*
DRAM Investments, LP(59) (C)	8,800	8,800	0	*
Elmer R Salovich Rev Liv Trust(60) (C)	56,893	56,893	0	*
Chris Sidhilall(61) (C)	8,800	8,800	0	*
Ron Craft(62) (C)	6,600	6,600	0	*
Jon J. Blum Jr.(63) (C)	4,400	4,400	0	*
Frank Garofalo(64) (C)	8,800	8,800	0	*
Joseph Sabatino(65) (C)	4,400	4,400	0	*
Robert B. Stanger(66) (C)	4,400	4,400	0	*
F. Richard Stark(67) (C)	4,400	4,400	0	*
Steven Wallitt(68) (C)	4,400	4,400	0	*
Dawson James Securities(69) (D) (J)	105,057	105,057	0	*
Robert Gesemyer(70) (E)	38,314	38,314	0	*
Carl I. Schwartz(72) (E)	76,628	76,628	0	*
Thesken Family Partnership(73) (C) (E)	19,725	19,725	0	*
Steve Gersten(74) (F)	10,000	10,000	0	*
Empery Tax Efficient, LP(75) (G)	31,893	31,893	0	*
Empery Tax Efficient II, LP(76) (G)	176,268	176,268	0	*
Empery Asset Master, Ltd(77) (G)	211,809	211,809	0	*
James S. Mahoney IRA RBC Capital Markets LL Cust(78) (G)	3,000	3,000	0	*
Richard A. Hoel(79) (G)	3,000	3,000	0	*
Thomas A Ouradnik TTEE Pioneer Mailroom Equipment Inc. Money Purchase Plan U/A DTD 4/28/1994(80) (G)	5,500	5,500	0	*
Dorothy J. Hoel(81) (G)	8,000	8,000	0	*
Frances A Gonyea(82) (G)	11,500	11,500	0	*
Robert G. Allison(83) (G)	19,000	19,000	0	*
Corbin Mezzanine Fund I LP(84)	1,456,033	1,456,033	0	*
Artilium Trustee Company Limited(85)	169,333	169,333	0	*
Corporate Profile(86)	45,000	45,000	0	*
Karkinos IP Consulting Ltd(87)	51,270	51,270	0	*
First-Tech Engineering S.L.(88)	31,250	31,250	0	*
Competitive Telecoms Group Inc(89)	30,000	30,000	0	*
Interact Holding W.L.L.(90)	39,750	39,750	0	*
Hedera Consulting Bv(91)	12,361	12,361	0	*
Yves Van Sante(92)	30,611	30,611	0	*
Tydasco Partners(93)	10,000	10,000	0	*
Rising Water Capital AG(94)	223,680	223,680	0	*
QAT II Investments SA(95)	148,676	148,676	0	*
Patrick M Carroll(96)	87,805	87,805	0	*
Quico Technology SPC(97)	16,054	16,054	0	*
Alysa Bvba(98)	5,188	5,188	0	*
Corprominence LLC(99)	11,370	11,370	0	*

TOTAL	12,971,528	12,971,528	0	*

* Less than 1%

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Consists of 411,890 shares issued in connection with Pareteum’s acquisition of Artilium.

(3)	Consists of 1,595,186 shares issued in connection with Pareteum’s acquisition of Artilium.

(4)	Consists of 2,100,638 shares issued in connection with Pareteum’s acquisition of Artilium. Mr. Bart Weigermars has voting and investment power over the securities held by Grootzande Management BV.

(5)	Consists of 1,335,345 shares of common stock and 96,520 shares of common stock underlying Warrants. Mr. Jos Sluys has voting and investment power over the securities held by Saffelberg. Saffelberg is a former beneficial owner of greater than five percent (5%) of the Company’s common stock.

(6)	Consists of 190,267 shares of common stock and 91,295 shares of common stock underlying Warrants.

(7)	Consists of 492,965 shares of common stock and 415,134 shares of common stock underlying Warrants.

17

(8)	Consists of 121,043 shares of common stock and 55,914 shares of common stock underlying Warrants.

(9)	Consists of 100,583 shares of common stock and 77,914 shares of common stock underlying Warrants.

(10)	All securities beneficially owned by the estate of the selling shareholder. Consists of 57,783 shares of common stock and 22,880 shares of common stock underlying Warrants.

(11)	Consists of 49,418 shares of common stock and 23,557 shares of common stock underlying Warrants.

(12)	Consists of 33,149 shares of common stock and 72,138 shares of common stock underlying Warrants.

(13)	Consists of 28,400 shares of common stock and 601,571 shares of common stock underlying Warrants.

(14)	Consists of 11,121shares of common stock and 4,400 shares of common stock underlying Warrants.

(15)	Consists of 11,115 shares of common stock and 4,400 shares of common stock underlying Warrants.

(16)	Consists of 11,115 shares of common stock and 4,400 shares of common stock underlying Warrants.

(17)	Consists of 11,115 shares of common stock and 4,400 shares of common stock underlying Warrants.

(18)	Consists of 11,107 shares of common stock and 4,400 shares of common stock underlying Warrants.

(19)	Consists of 11,107 shares of common stock and 4,400 shares of common stock underlying Warrants.

(20)	Consists of 11,107 shares of common stock and 4,400 shares of common stock underlying Warrants.

(21)	Consists of 11,106 shares of common stock and 4,400 shares of common stock underlying Warrants.

(22)	Consists of 59,583 shares of common stock and 48,820 shares of common stock underlying Warrants. Patricia Jordan has voting and investment power over the securities held by Jordan Family LLC.

(23)	Consists of 37,014 shares of common stock and 14,667 shares of common stock underlying Warrants.

(24)	Consists of 22,216 shares of common stock and 8,800 shares of common stock underlying Warrants.

(25)	Consists of 22,212 shares of common stock and 8,800 shares of common stock underlying Warrants.

(26)	Consists of 4,400 shares of common stock underlying Warrants.

(27)	Consists of 8,800 shares of common stock underlying Warrants.

(28)	Consists of 13,200 shares of common stock underlying Warrants.

(29)	Consists of 8,800 shares of common stock underlying Warrants.

(30)	Consists of 61,451 shares of common stock underlying Warrants.

(31)	Consists of 4,400 shares of common stock underlying Warrants.

(32)	Consists of 2,200 shares of common stock underlying Warrants.

(33)	Consists of 2,200 shares of common stock underlying Warrants.

(34)	Consists of 4,400 shares of common stock underlying Warrants.

(35)	Consists of 4,400 shares of common stock underlying Warrants.

(36)	Consists of 2,200 shares of common stock underlying Warrants.

(37)	Consists of 4,400 shares of common stock underlying Warrants.

(38)	Consists of 3,667 shares of common stock underlying Warrants.

(39)	Consists of 8,800 shares of common stock underlying Warrants.

(40)	Consists of 4,400 shares of common stock underlying Warrants.

(41)	Consists of 2,200 shares of common stock underlying Warrants.

(42)	Consists of 11,000 shares of common stock underlying Warrants.

(43)	Consists of 2,200 shares of common stock underlying Warrants.

(44)	Consists of 18,039 shares of common stock underlying Warrants.

(45)	Consists of 4,400 shares of common stock underlying Warrants.

(46)	Consists of 4,400 shares of common stock underlying Warrants.

(47)	Consists of 70,671 shares of common stock underlying Warrants.

(48)	Consists of 14,667 shares of common stock underlying Warrants.

(49)	Consists of 4,986 shares of common stock underlying Warrants.

(50)	Consists of 2,200 shares of common stock underlying Warrants.

(51)	Consists of 4,400 shares of common stock underlying Warrants.

(52)	Consists of 7,333 shares of common stock underlying Warrants.

(53)	Consists of 14,667 shares of common stock underlying Warrants. Gillian Bush has voting and investment power over the securities held by T&I Limited

(54)	Consists of 8,800 shares of common stock underlying Warrants.

(55)	Consists of 4,400 shares of common stock underlying Warrants.

(56)	Consists of 5,867 shares of common stock underlying Warrants.

(57)	Consists of 7,333 shares of common stock underlying Warrants. Tim Clark has voting and investment power over the securities held by Major Plumbing.

(58)	Consists of 4,400 shares of common stock underlying Warrants.

(59)	Consists of 8,800 shares of common stock underlying Warrants. David N. Olshansky has voting and investment power over the securities held by DRAM Investments, LP

(60)	Consists of 40,760 shares of common stock and 16,133 shares of common stock underlying Warrants.

(61)	Consists of 8,800 shares of common stock underlying Warrants.

(62)	Consists of 6,600 shares of common stock underlying Warrants.

(63)	Consists of 4,400 shares of common stock underlying Warrants.

(64)	Consists of 8,800 shares of common stock underlying Warrants.

(65)	Consists of 4,400 shares of common stock underlying Warrants.

(66)	Consists of 4,400 shares of common stock underlying Warrants.

(67)	Consists of 4,400 shares of common stock underlying Warrants.

(68)	Consists of 4,400 shares of common stock underlying Warrants.

(69)	Consists of 105,057 shares of common stock underlying Warrants. Robert D. Keyser has voting and investment power over the securities held by Dawson James Securities, Inc.

18

(70)	Consists of 38,314 shares of common stock underlying Warrants.

(71)	Consists of 30,651 shares of common stock underlying Warrants.

(72)	Consists of 76,628 shares of common stock underlying Warrants.

(73)	Consists of 19,725 shares of common stock underlying Warrants. Robert L. Thesken has voting and investment power over the securities held by Thesken Family Ltd Partnership.

(74)	Consists of 10,000 shares of common stock underlying Warrants.

(75)	Consists of 31,893 shares of common stock underlying Warrants. Ryan Lane has voting and investment power over the securities held by Emery.

(76)	Consists of 176,268 shares of common stock underlying Warrants. Ryan Lane has voting and investment power over the securities held by Emery.

(77)	Consists of 211,809 shares of common stock underlying Warrants. Ryan Lane has voting and investment power over the securities held by Emery.

(78)	Consists of 3,000 shares of common stock underlying Warrants.

(79)	Consists of 3,000 shares of common stock underlying Warrants.

(80)	Consists of 5,500 shares of common stock underlying Warrants.

(81)	Consists of 8,000 shares of common stock underlying Warrants.

(82)	Consists of 11,500 shares of common stock underlying Warrants.

(83)	Consists of 19,000 shares of common stock underlying Warrants.

(84)	Anthony J. Anselmo has voting and investment power over the securities held by Corbin Mezzanine Fund I, L.P.

(85)	The securities held by Artilium Trustee Company Limited (formerly Artilium plc) are held by the Company following the acquisition of Artilium by the Company. Robert H. Turner, as Chairman and Principal Executive Officer of the Company, has voting and investment power over the securities held by Artilium Trustee Limited.

(86)	Laurel Moody, an investor relations advisor previously used by the Company, has voting and investment power over the securities held by Corporate Profile.

(87)	Alexander Korff, the Company’s corporate secretary, has voting and investment power over the securities held by Karkinos IP Consulting Ltd.

(88)	Francisco Ros, a former director of the Company, has voting and investment power over the securities held by First-Tech Engineering.

(89)	Jerry DeMartino an executive headhunter used by the Company, has voting and investment power over the securities held by Competitive Telecoms Group, Inc.

(90)	Martin Zuubier, the former Chief Technology Officer and Co-President of the Company, has voting and investment power over the securities held by Interact Holding WLL.

(91)	Francisco D’Souza, as Chief Executive Officer of Cognizant, a corporation providing information technology, consulting and other services, has voting and investment power over the securities held by Hedera Consulting Bv, following Cognizant’s acquisition of Hedera Consulting Bv in 2018.

(92)	Yves van Sante, is a director of the Company.

(93)	Stephen Hart, an investor relations advisor previously used by the Company, has voting and investment power over the securities held by Tydasco Partners.

(94)	Stephen van der Velden, the former Chief Executive Officer and Chairman of the Company, has voting and investment power over the securities held by Rising Water Capital AG.

(95)	Yves van Sante, a director of the Company, has voting and investment power over the securities held by QAT II Investments SA.

(96)	Patrick Carroll is the former President of the Company.

(97)	Marcel Hulleman has voting and investment power over the securities held by Quico Technology S.P.L.

(98)	Yves van Sante, a director of the Company, has voting and investment power over the securities held by Alysa BVBA.

(99)	Scott Gordon has voting and investment power over the securities held by CorProminence.

19

(A)	Representing warrants to purchase 40,000 shares of common stock that were issued to the investors on August 17, 2013 in connection with the issuance of a 10% convertible note (the “2013 Note”), pursuant to which to Company borrowed a principal amount of €2,000,000.00. Such warrants have an exercise price of $3.75 per share of common stock. The description of this transaction is incorporated by reference to the Company’s Current Report on Form 8-K filed with SEC on August 22, 2013.

(B)	Representing warrants to purchase 20,000 shares of common stock that were issued to the investors on July 15, 2014 in connection with the conversion of the 2013 Note. Such warrants have an exercise price of $3.75 per share of common stock. The description of this transaction is incorporated by reference to the Company’s Current Report on Form 8-K filed with SEC on July 15, 2014.

(C)	Representing part of the warrants to purchase 520,373 shares of common stock that were issued to the investors in a $4,200,000 private placement offering that was initially closed on December 18, 2015. Such warrants have an exercise price of $3.75 per share of common stock. The description of this transaction is incorporated by reference to the Company’s Current Report on Form 8-K filed with SEC on December 24, 2014.

(D)	Representing warrants to purchase 66,230 shares of common stock that were issued to the placement agent on July 10, 2017 in a $4,200,000 private placement offering that was initially closed on December 18, 2015. Such warrants have an exercise price of $5.38 per share of common stock. The description of this transaction is incorporated by reference to the Company’s Current Report on Form 8-K filed with SEC on December 24, 2014.

(E)	Representing part of the warrants to purchase 731,798 shares of common stock that were issued to the investors on March 15, 2017 upon conversion of the Company’s Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock. Such warrants have an exercise price of $1.87 per share of common stock. Reference is made to the Certificates of Designations of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock and Series A-1 Convertible Stock that were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 9, 2016 and Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 3, 2016, respectively.

(F)	Representing warrants to purchase 10,000 shares of common stock that were issued pursuant to a settlement agreement and mutual release, dated August 10, 2017, by and between the Company and Iron Dome Ventures, LLC (the “Settlement Agreement”). Such warrants have an exercise price of $1.87 per share of common stock. The Settlement Agreement is filed herewith as Exhibit 10.1.

(G)	Representing part of the warrants to purchase 469,970 shares of common stock were issued on July 17, 2017 in connection with the entry of certain warrant exercise agreements by and among the Company and certain warrant holders. Such warrants have an exercise price of $1.39 per share of common stock. The description of this transaction is incorporated by reference to the Company’s Current Report on Form 8-K filed with SEC on July 17, 2017.

(H)	Representing part of the warrants to purchase 700,000 shares of common stock that were issued to the investors pursuant to a management services agreement dated January 30, 2016 (the “Management Service Agreement”) as part of the consideration to the investors for their consulting service rendered to the Company. Such warrants have an exercise price of $3.75 per share of common stock. The Management Service Agreement is filed herewith as Exhibit 10.2.

(I)	Representing warrants to purchase 96,520 shares of common stock that were issued to the investor pursuant to a 9% convertible note that was assigned to the investor by the Company’s former CEO. Such warrants have an exercise price of $2.37 per share of common stock.

(J)	Representing warrants to purchase 38,827 shares of common stock that were issued to the investor pursuant to a consulting services agreement dated December 2, 2016 (the “Consulting Service Agreement”). Such warrants have an exercise price of $3.75 per share of common stock. The Consulting Service Agreement was filed herewith as Exhibit 10.3.

20

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	transactions involving cross or block trades;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	short sales after the registration statement, of which this prospectus forms a part, becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	“at the market” into an existing market for the common stock;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

21

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, the Placement Agent is an “underwriter” within the meaning of the Securities Act.  This offering as it relates to the Placement Agent will terminate on the date that all shares issued to and issuable to the Placement Agent that are offered by this prospectus have been sold by the Placement Agent. With regard only to the shares it sells for its own behalf, Saffelberg Investments NV may be an “underwriter” within the meaning of the Securities Act. This offering as it relates to Saffelberg Investments NV will terminate on the date that all shares issued to and issuable to Aspire Capital that are offered by this prospectus have been sold by Saffelberg Investments NV.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of common stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

22

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

As of December 18, 2018, there were 97,641,963 shares of common stock issued and outstanding, held of record by 303 registered holders. Subject to preferential rights with respect to any then outstanding preferred stock, all outstanding shares of common stock are of the same class and have equal rights and attributes.

Dividend Rights

Holders of the common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for re-election at such meeting. Directors are elected by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, except that if the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible and does not have any sinking fund provisions.

Preemptive Rights

Holders of the common stock do not have preemptive rights.

Other Rights

Our common stock is not liable to further calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.

23

Right to Amend Bylaws

The board of directors has the power to adopt, amend or repeal the bylaws.  Bylaws adopted by the board of directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the board of directors.

Change in Control

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

Section 203 of the DGCL, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder; and

The authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

Market, Symbol and Transfer Agent

Our common stock is listed for trading on the Nasdaq under the symbol “TEUM”. The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

24

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2017 and 2016 have been incorporated by reference in the registration statement in reliance on the reports of Squar Milner LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The financial statements of Artilium plc as of and for the years ended June 30, 2017 and 2016, and the interim period through March 2018, incorporated by reference in this registration statement, have been so incorporated in reliance on the reports of PKF Littlejohn LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update or supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act and any future filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, made before the termination of the offering, including information filed after the date of the initial registration statement and prior to effectiveness of the registration statement, are incorporated by reference herein:

1.

Current Report on Form 8-K filed with the SEC on November 30, 2018;

Current Report on Form 8-K filed with the SEC on November 21, 2018;

Current Report on Form 8-K filed with the SEC on November 13, 2018;

Current Report on Form 8-K/A filed with the SEC on November 9, 2018;

Current Report on Form 8-K filed with the SEC on October 11, 2018;

Current Report on Form 8-K/A filed with the SEC on October 11, 2018;

Current Report on Form 8-K filed with the SEC on October 5, 2018;

Current Report on Form 8-K filed with the SEC on October 2, 2018;

Current Report on Form 8-K filed with the SEC on October 1, 2018;

Current Report on Form 8-K filed with the SEC on September 14, 2018;

Current Report on Form 8-K filed with the SEC on September 13, 2018;

Current Report on Form 8-K filed with the SEC on August 10, 2018;

Current Report on Form 8-K filed with the SEC on July 27, 2018;

Current Report on Form 8-K filed with the SEC on June 13, 2018;

Current Report on Form 8-K filed with the SEC on June 8, 2018;

Current Report on Form 8-K filed with the SEC on June 7, 2018;

Current Report on Form 8-K Filed with the SEC on May 9, 2018, and

Current Report on Form 8-K filed with the SEC on April 6, 2018;

2.	Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2018;

3.	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018;

4.	Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018; Quarterly Report on Form 10-Q filed August 13, 2018, and Quarterly Report on Form 10-Q filed May 11, 2018.

5.	The description of Pareteum common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 30, 2011 (File No. 001-35360), including any amendment or report filed for the purpose of updating such description, and

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

25

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Susan Love, c/o Pareteum Corporation., at 1185 Avenue of the Americas, 37th Floor, New York, New York 10036. Our telephone number is (212) 984-1096. Information about us is also available at our website at   http://www.pareteum.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

26

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

PARETEUM CORPORATION

12,971,528 Shares of Common Stock

PROSPECTUS

December 18, 2018

27